UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Bank of Marin

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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BANK OF MARIN BANCORP

Notice of Annual Meeting of Shareholders

Marin Showcase Theatre at the Marin Center

10 Avenue of the Flags

San Rafael, California

Thursday, May 14, 2015 – 6:00 p.m.

To Our Shareholders:

Notice is hereby given of the Annual Meeting of Shareholders of Bank of Marin Bancorp. The meeting will be held at 6:00 p.m. on Thursday, May 14, 2015 at the Marin Showcase Theatre at the Marin Center, San Rafael, California. To enable our employee owners to attend the meeting, the branches will close at 5:00 p.m. on May 14. A reception at the Marin Showcase Theatre will immediately follow the Annual Meeting.

At the Annual Meeting you will be asked (1) to elect eleven directors of Bank of Marin Bancorp to serve for the coming year and until their successors are duly elected and qualified, (2) to vote, on an advisory basis, to approve the Company’s executive compensation for Named Executive Officers, (3) to ratify the selection of independent auditors, and (4) to act on such other business as may properly come before the meeting. You are urged to read the accompanying Proxy Statement carefully. It contains a detailed explanation of all matters on which you will be asked to vote.

Only shareholders of record as of the close of business on March 18, 2015 are entitled to receive notice of and to vote at this meeting.

It is very important that as many shares as possible be represented at the meeting. To assure your representation at the meeting, you are urged to mark, sign and date, and return the enclosed proxy card as promptly as possible in the postage-paid envelope enclosed for that purpose. If after signing and returning the proxy you come to the meeting, you may vote in person if you withdraw your proxy. Additionally, you may vote by Internet or by telephone. If you wish to vote by Internet or by telephone you will need your Shareholder Control Number, which is circled in the gray shaded Title Bar on the right side of the enclosed proxy card, and the website address and/or toll-free telephone number, which are shown on the proxy card. No other personal information will be required in order to vote in this manner.

We encourage you to attend the annual meeting. Please RSVP by marking the appropriate box on the proxy card, by contacting the Company by May 7, 2015 by telephone at (415) 884-5348, or email events@bankofmarin.com, or by registering at www.bankofmarin.com.

Our bylaws provide that nominations for election to the board of directors of the Company may be made by the board of directors or by any shareholder of the Company’s stock entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of the Company, must be made in writing and delivered or mailed to the Chairperson of the Board or the Chief Executive Officer not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors. The notification of nomination should contain the following information to the extent known by the notifying shareholder: (a) name and address of the proposed nominee(s); (b) principal occupation of the proposed nominee(s); (c) total number of shares that will be voted for the proposed nominee(s); (d) name and residence address of the notifying shareholder; and (e) number of shares owned by the notifying shareholder. Nominations not made in accordance with this section may be disregarded by the chairperson of the meeting, and upon instruction, the inspectors of election shall disregard all votes cast for each such nominee.

One copy of the Annual Report on Form 10-K and Proxy Statement is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. If a shareholder wishes to receive a separate copy or has received multiple copies at one address and would like to receive a single copy in the future, please contact Computershare by phone at (877) 898-2099 or by written request to Bank of Marin Bancorp c/o Computershare, P.O. Box 30170, College Station, TX 77842-3170

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2015

Copies of the Annual Meeting Proxy Material, including the Proxy Statement and the Annual Report on Form 10-K, are also available at: www.edocumentview.com/BMRC.

By order of the Board of Directors

Nancy Rinaldi Boatright

Secretary

April 10, 2015

2

PURPOSE OF MEETING	2
GENERAL PROXY STATEMENT INFORMATION	2

Revocability of Proxies	3
Person Making the Solicitation	3
Voting Rights	3

PROPOSAL NUMBER 1: ELECTION OF DIRECTORS	4

Board of Directors	4
Director Compensation	12

CORPORATE GOVERNANCE	12

Director Independence	12
Board Meetings and Committees	13
Indebtedness and Other Transactions with Directors and Executive Officers	15
Board Leadership Structure	16
Board’s Role in Risk Oversight	16

EXECUTIVE COMPENSATION	17

SECURITY OWNERSHIP AND REPORTING	38

Security Ownership of Certain Beneficial Owners and Management	38
Section 16(A) Beneficial Ownership Reporting Compliance	39

PROPOSAL NUMBER 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	39
PROPOSAL NUMBER 3: INDEPENDENT AUDITOR	40

Appointment of Independent Auditor	40
Independent Auditors’ Fees:	41
Pre-Approval of Independent Auditor Fees	41

AUDIT COMMITTEE REPORT	41
OTHER MATTERS	43

Shareholder Proposals	43
Shareholder Communication	44
Form 10-K	44

PROXY STATEMENT

OF

BANK OF MARIN BANCORP

504 Redwood Boulevard, Suite 100

Novato, California 94947

These proxy materials are furnished in connection with the solicitation by the Board of Directors of Bank of Marin Bancorp (the “Company”), of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 14, 2015, at 6:00 p.m. at the Marin Showcase Theatre at the Marin Center, 10 Avenue of the Flags, San Rafael, California, and at any adjournment thereof. These proxy materials were first sent to shareholders on or about April 10, 2015.

PURPOSE OF MEETING

The matters to be considered and voted upon at the meeting will be:

•	Proposal 1: The election of eleven directors to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

•	Proposal 2: An advisory vote to approve the Company’s executive compensation for Named Executive Officers.

•	Proposal 3: The ratification of the selection of independent auditor.

•	Transacting such other business as may properly come before the meeting and any adjournments thereof.

GENERAL PROXY STATEMENT INFORMATION

Bank of Marin Bancorp, a corporation existing and organized under the laws of the State of California, is authorized to issue up to 15,000,000 shares of common stock and 5,000,000 shares of preferred stock. All of the outstanding shares are voting common shares and are entitled to vote at the Annual Meeting. Only those common shareholders of record as of March 18, 2015 (the “Record Date”) will be entitled to notice of, and to vote at, the meeting. On that date, 5,959,470 shares of common stock were outstanding. The determination of shareholders entitled to vote at the meeting and the number of votes to which they are entitled was made on the basis of the Company’s records as of the Record Date. The presence in person or by proxy (including web and telephone voting) of a majority of the outstanding shares of stock entitled to vote at the Annual Meeting will constitute a quorum for the purpose of transacting business at the meeting. Abstentions, shares as to which voting authority has been withheld from any nominee and “broker non-votes” (as defined below), will be counted for purposes of determining the presence or absence of a quorum.

A broker or nominee holding shares for beneficial owners may vote on certain matters at the meeting pursuant to discretionary authority or instructions from the beneficial owners, but with respect to other matters for which the broker or nominee may not have received instructions from the beneficial owners and may not have discretionary voting power under the applicable rule of the New York Stock Exchange or other self-regulatory organizations to which the broker or nominee is a member, the shares held by the broker or nominee may not be voted. Such unvoted shares are called “broker non-votes.” The rules of the New York Stock Exchange and other self-regulatory organizations generally permit a broker or nominee, in the absence of instructions, to deliver a proxy to vote for routine items, such as the ratification of independent auditors. Consequently, shares held by a broker or nominee will constitute “broker non-votes” regarding non-routine items, such as the election of directors and the matter regarding executive compensation. It is important that you provide voting instructions to your broker or nominee.

Revocability of Proxies

A proxy for use at the meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised by filing with the Corporate Secretary of the Company an instrument revoking it or by filing a duly executed proxy bearing a later date. In addition, the powers of the proxy holder will be revoked if the person executing the proxy is present at the meeting, revokes such proxy and elects to vote in person. Subject to such revocation, all shares represented by a properly executed proxy received in time for the meeting will be voted by the proxy holders in accordance with the instructions on the proxy.

IF NO INSTRUCTION IS SPECIFIED WITH REGARD TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED HEREIN, “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION, AND “FOR” RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS.

Person Making the Solicitation

This solicitation of proxies is being made by the Board of Directors of the Company. The expense of preparing, assembling, printing, and mailing this proxy statement and the material used in the solicitation of proxies for the meeting will be borne by the Company. It is contemplated that proxies will be solicited principally through the use of the mail, but officers, directors, and employees of the Company and Bank of Marin may solicit proxies personally or by telephone, without receiving special compensation therefor. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses, and other custodians, nominees, and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals.

Voting Rights

In connection with the election of directors, in accordance with California law, each shareholder entitled to vote may vote the shares owned by such shareholder as of the Record Date cumulatively if a shareholder present at the meeting has given notice at the meeting, prior to the voting, of his or her intention to vote cumulatively. If any shareholder has given such notice, then all shareholders entitled to vote for the election of directors may cumulate their votes for candidates properly nominated. Under cumulative voting, each share carries as many votes as the number of directors to be elected, and the shareholder may cast all of such votes for a single nominee or may distribute them in any manner among as many nominees as desired. In the election of directors, the eleven nominees receiving the highest number of votes will be elected.

On all other matters submitted to the vote of the shareholders, each shareholder is entitled to one vote for each share of common stock owned on the books of the Company as of the Record Date.

PROPOSAL NUMBER 1: ELECTION OF DIRECTORS

Board of Directors

At the Annual Meeting eleven (11) directors of the Company are to be elected to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. All of the nominees are currently members of the Board of Directors. The Bylaws of the Company provide for not fewer than nine (9) or more than seventeen (17) directors. Following the resignation of director Jan I. Yanehiro effective January 23, 2015 and by resolution, the Board of Directors has fixed the number of directors at eleven (11). Rather than replace this director, the Company has determined to reduce the Board size by one, and nominate the remaining eleven (11) incumbent directors for election.

The persons named below are nominated by the Board of Directors and, unless the shareholder marks the proxy to withhold the vote, the enclosed proxy, if returned and not subsequently revoked, will be voted in favor of their election as directors. If for any reason any such nominee becomes unavailable for election, the proxy holders will vote for such substitute nominee as may be designated by the Board of Directors. The proxy holders reserve the right to cumulate votes for the election of directors and to cast all of such votes for any one or more of the nominees, to the exclusion of the others, and in such order of preference as the proxy holders may determine in their discretion if cumulative voting is involved as described above under “Voting Rights.”

The following table sets forth the names of the persons nominated by the Board of Directors for election as directors and certain additional information as of March 18, 2015, including biographical information, qualifications, business experience and directorships with other public companies of each nominee covering at least the last five years.

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age
Russell A. Colombo President, CEO and Director	Mr. Colombo has been President, CEO and Director since 2006, a member of the Executive Committee and the Bank’s Asset/Liability Management Committee since 2006, and a member of the Bank’s Wealth Management and Trust Services Committee since 2007. Mr. Colombo joined Bank of Marin in March 2004 as Executive Vice President and Branch Administrator and was appointed Executive Vice President and Chief Operating Officer in July 2005. As of July 1, 2006 he assumed the position of President and Chief Executive Officer. He has forty years of banking experience including positions as Senior Vice President and Group Manager of the San Francisco office of Comerica Bank and as Senior Vice President and Regional Manager during his nineteen year career with Union Bank of California. He received a Bachelor of Science degree in Agricultural Economics & Business Management from University of California, Davis and an MBA in Banking & Finance from Golden Gate University. Mr. Colombo serves on the Board of Regents of Hanna Boys Center and is a member of its Audit Committee. He is on the Board of	62

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age
	Western Independent Bankers Association and serves as Chairman as of March 2015 and is a member of its Executive Committee. Mr. Colombo is Chairman of the Boys and Girls Club Advisory Committee for Marin and Southern Sonoma Counties and is Chairman of the Citizens Oversight Committee of SMART. He also serves on the Finance Council of St. Isabella’s Catholic Church in San Rafael, and is on the Advisory Board of Marin County School to Career Partnership. In addition to his proven exemplary leadership of the Company and his experience in relationship banking, we believe Mr. Colombo’s extensive knowledge of the financial markets and the markets in which the Company serves well qualifies him to serve as CEO and President and to serve on our Board.

James C. Hale Director	Mr. Hale joined the Board in March 2014 serving as the Audit Committee’s financial expert and Chair of the Committee since April 2014, a member of the Executive Committee since April 2014, and a member of the Wealth Management and Trust Services Committee since February 2015. Since August 1998, Mr. Hale has been a general partner of FTV Capital and its predecessor firm, FTVentures, an investment firm specializing in venture capital and private equity investments in financial technology companies worldwide. Mr. Hale was FTV Capital’s founder and served as managing partner of the firm from 1998 through 2007. Before establishing FTV Capital, Mr. Hale was a Senior Managing Partner at BancAmerica Securities (formally Montgomery Securities), where he founded the financial services corporate finance practice. Mr. Hale has served on the Advisory Board of Mitek Systems, Inc. (NASDAQ: MITK), a publicly traded innovator of mobile imaging for financial institutions since September 2012 and on the Board of Mitek since November 2014. Mr. Hale previously served as chairman of the board and audit chair of Official Payments Holdings, Inc. (NASDAQ: OPAY), a public payments company; director and audit chair of ExlService Holdings, Inc. (NASDAQ: EXLS), a publicly traded business process outsourcing company; and director of the State Bank of India (California), a California state chartered bank, and Public Radio International, a media company. He is currently a director of the investment committee of St. Ignatius College Preparatory School, San Francisco, and	63

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age
	LOYAL3 Holdings, Inc., a capital markets software company. Mr. Hale has also served on boards of several private technology companies. We believe that Mr. Hale’s 36 years of management experience in the banking, payments, financial services and technology industries; his expertise and his experience as a corporate director and board chairman of other public financial services companies as well as his audit committee leadership well qualifies him to serve on our Board.

Robert Heller Director	Dr. Heller has been a Director since 2005 and has served as a member of the Compensation Committee from 2006 to 2015 and the Bank’s Wealth Management and Trust Services (“WMTS”) Committee since 2006, serving as Chair of the WMTS Committee since 2008. He was named to the Nominating and Governance Committee in February 2014 and to the Asset/Liability Committee in August 2014. Dr. Heller received his Ph.D. in Economics from the University of California at Berkeley. In 1974 he was named as Chief of the Financial Studies Division of the International Monetary Fund in Washington, DC. In 1978, he joined Bank of America in San Francisco as Director of International Economic Research. In 1986 he was appointed as a member of the Board of Governors of the Federal Reserve System. In 1989, Dr. Heller joined VISA International and starting in 1991 served as President and CEO of VISA USA until 1993. From 1995 to 2002, he was Executive Vice President and a member of the Board of Directors of the Fair Isaac Corporation (NYSE:FIC). He currently serves on the Board of Sonic Automotive Inc. (NYSE:SAH) as well as several private companies. He is now a Staff Commodore of The San Francisco Yacht Club. He has served as the Chairman of the Board of Marin General Hospital and on the boards of many educational and cultural institutions, including the World Affairs Council of Northern California, the Romberg Center for Environmental Studies of San Francisco State University and the Institute for International Education in San Francisco. We believe that Dr. Heller’s experience as the president and chief executive officer of a large company, his leadership role with the Federal Reserve System, and his extensive financial expertise well qualifies him to serve on our Board.	75

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age
Norma J. Howard Director	Ms. Howard has been a Director since 1996, has served as a member of the Compensation Committee since 1999, chairing the Committee from 2002 to 2007, and as a member of the Audit Committee from 2012 to 2015; a member of the Executive Committee and Nominating and Governance Committee since 2014, and is currently serving as Chair of the Nominating and Governance Committee. Since 2004, Ms. Howard has served as President of NOHOW Communications Consulting, a public affairs and public relations consulting firm. In 2003, Ms. Howard retired as General Manager after a 33-year career with SBC Communications. In her position, she was the company spokesperson of media/community relations and public affairs issues for a twenty-four county region. Ms. Howard has been a resident of Marin County for 37 years. She has served on the boards of Birkenstock Footprint Sandals, Inc., American Red Cross, United Way of the Bay Area, California State Automobile Association, ACA Holdings Inc., a subsidiary of CSAA, and Canal Alliance. She has also served as president of the San Rafael Chamber of Commerce and on numerous other boards. We believe that Ms. Howard’s high level of understanding of the Company and the Board’s roles and responsibilities developed during her long tenure on the Company’s Board of Directors as well as her executive leadership experience and her communications and public relations experience well qualifies her to serve on our Board.	65

Kevin Kennedy Director	Mr. Kennedy has been a director since November 2013 when the Company acquired NorCal Community Bancorp (“NorCal”) and Bank of Alameda. He has served as a member of the Bank’s Asset/Liability Committee since 2013 and was appointed a member of the Bank’s Wealth Management and Trust Services Committee since February 2015. In 2004, Mr. Kennedy founded Kevin Kennedy, LLC, a company engaged in financial planning and wealth management services, and he continues to be the owner and Managing Member of the company. He has also been the City Treasurer for the City of Alameda since 2000. For many years, Mr. Kennedy wrote a column on financial matters for the Alameda Journal newspaper and hosted a business show on cable television. He received his Bachelor of Arts in Economics with a Minor in Statistics from University of California, Davis. He served on the Board of NorCal since 2009 and served as a member of the Loan, Audit, Compensation and Asset/Liability Committees. Mr. Kennedy is an active member of the	48

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age

	Alameda Kiwanis Club and the Alameda Elks Lodge #1015. We believe that Mr. Kennedy’s strong business and financial experience, his high level of understanding of the Board’s roles and responsibilities based on his service on another bank board, and his extensive knowledge of the Alameda community, well qualifies him to serve on our Board.

Stuart D. Lum Chairman of the Board	Mr. Lum is Chairman of the Board of Bank of Marin and Bank of Marin Bancorp, having been appointed to the positions effective January 2014. He has been a Director since 1999 and has served as a member of the Audit Committee since 2003 and as Chair of the Committee from 2005 to 2014. Concurrently, he is a member of the Bank’s Asset/Liability Management Committee since 1999, and served as Chair of the Committee from 2001 to 2005. He has also served as a member of the Executive and Nominating and Governance Committees since 2009, and has served as Chair of the Executive Committee since 2014. Since 2004, Mr. Lum has been President and CEO of Edgewood Pacific, Inc., an investment company engaged in private equity mortgage lending, real estate and venture development in Hawaii and California. From 1999 to 2004, Mr. Lum was vice president and founder of Veracast Communications, an internet communications company. Prior to this, he was an executive director and financial officer of a publicly held Hong Kong-based company engaged in the financing, ownership, development and operation of real estate, energy and transportation infrastructure projects in Hong Kong, southern China and southeast Asia. He is a graduate of Stanford University with master degrees in Business and Health Services Administration. Mr. Lum is active in community affairs. We believe that Mr. Lum’s extensive experience in corporate development and finance, his knowledge of the Bank’s credit, investment and risk management practices, as well as his executive leadership experience with a publicly held company well qualifies him to serve as a member of the Board and Chairman.	63

William H. McDevitt, Jr. Director	Mr. McDevitt has been a Director since 2007. He has served on the Executive Committee since 2013 and the Bank’s Asset/Liability Management Committee since 2009, and has served as Chair of the Committee since 2013. He has also served on the Bank’s Wealth Management and	62

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age
	Trust Services Committee from 2008 to 2009 and the Compensation Committee from 2007 to 2008. He is a Marin native and has been a resident of Petaluma since 1979. Mr. McDevitt began his career in the construction industry in 1971, and is currently president of McDevitt Construction Partners, Inc. He is also general partner of McDevitt Enterprises, LP and president of Sausalito Hotel Corp (Inn Above Tide). Mr. McDevitt also invests in and manages commercial real estate in Marin & Sonoma Counties. In 1987, Mr. McDevitt became a founding director of Bank of Petaluma and held that position until the Bank was sold in 2000. Mr. McDevitt currently serves on the Workforce Development Committee of North Coast Builders Exchange and is a past President. He has previously been active in the Petaluma Boys & Girls Club, Carousel Fund and the United Way Southern Sonoma. We believe that Mr. McDevitt’s strong business experience and relationships, his high level of understanding of the Board’s roles and responsibilities based on his service on another bank board, and his extensive knowledge of the Company’s market areas, well qualifies him to serve on our Board.

Michaela K. Rodeno Director	Ms. Rodeno joined the Board of Directors in July 2012 and has served as a member of the Compensation Committee since October 2012, the Nominating and Governance Committee since 2014, and the Bank’s Wealth Management and Trust Services Committee from October 2012-2015. Ms. Rodeno received a Bachelor of Arts degree in French and a master’s degree in French Literature from the University of California, Davis, an MBA from the Haas School of Business, University of California, Berkeley, and attended Directors’ College at Stanford University. Ms. Rodeno has had a successful career in the wine industry spanning over 40 years. In 1973, she began her career with Domaine Chandon in Yountville, CA, advancing to Vice President of Marketing. In 1988, she was named Chief Executive Officer of St. Supery Vineyards & Winery in Rutherford, CA. Ms. Rodeno retired from this position in 2009 and is currently owner of Villa Ragazzi, the Rodeno family’s micro-winery business in Oakville, CA. She served as director of Silicon Valley Bank Financial Group (NASDAQ:SIVB) from 2001 to 2011 and Skalli Corporation from 1994 to 2010. Ms. Rodeno currently serves on the advisory boards of Round Pond Estate and Harmony Wines. She serves on the boards of Visit Napa	68

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age

	Valley and Wine Market Council, and on the global advisory board of Women in Leadership. Ms. Rodeno is co-founder, emerita, of Women for WineSense and also a member of Women Corporate Directors. She is an Adjunct Professor at the University of San Francisco School of Business and serves as an advisor to ASTIA, a global community of business experts committed to accelerating the growth of women-led startups. Ms. Rodeno has received several honors, including the Hall of Fame of Haas School of Business, University of California, Berkeley in 2010. We believe that Ms. Rodeno’s experience in the wine industry, her executive leadership experience, and her high level of understanding of the Board’s roles and responsibilities based on her service on another bank board well qualifies her to serve on our Board.

Joel Sklar, MD Director	Dr. Sklar is a founding Director of Bank of Marin and has served on the Board since its inception in 1989. He served as Chairman of the Board of Bank of Marin and Bank of Marin Bancorp from July 2007 through December 2013. He has been a member of the Audit Committee since 1992 and served as Chair of the committee from 1997 through 2005. Dr. Sklar has served as a member of the Executive Committee since 2007, a member of the Compensation Committee since 2014, and as Chair of the Executive and Nominating and Governance Committees from 2007 through 2013. He graduated cum laude with a Bachelor of Arts degree from Williams College in Williamstown, Massachusetts and received his medical degree from the University of California at San Diego. He trained in internal medicine at U.C. Medical Center in San Diego and in cardiology at the University of Colorado Health Sciences Center. Dr. Sklar is currently the Chief Medical Officer at Marin General Hospital and a cardiologist with Cardiovascular Associates of Marin and San Francisco. He is a director of Marin Medical Practice Concepts and is an Assistant Clinical Professor at the University of California at San Francisco. Dr. Sklar serves as a director of the California Film Institute. We believe that Dr. Sklar’s high level of understanding of the Company and the Board’s roles and responsibilities developed during his long tenure on the Company’s Board of Directors as well as his extensive leadership experience in the Marin medical community well qualifies him to serve on our Board.	65

Name and Relationship With Company	Position, Principal Occupation, Business Experience and Directorships	Age
Brian M. Sobel Director	Mr. Sobel has been a Director since 2001 and has been a member of the Compensation Committee since 2003, serving as Chair since 2008, and a member of the Executive and Nominating and Governance Committees since 2009. Since 1987, he has been the principal consultant of Sobel Communications of Petaluma, a media relations firm. Mr. Sobel spent ten years as a city council member in Petaluma. He has served as chair of the Sonoma County Transportation Authority, president of a nonprofit housing group, corporate officer and trustee of the Cedars Foundation of Ross, and president of the Petaluma Area Chamber of Commerce. Educated at San Francisco State University, he has authored two books and prior to 1987 worked for a major corporation as a writer, training consultant and video producer. He currently serves as a board member of the Golden Gate Bridge, Highway and Transportation District and was a two-term governor’s appointee to the 4th Agricultural District Board of Directors. We believe that Mr. Sobel’s media relations experience and his extensive knowledge of the Company’s market area, particularly Sonoma County, well qualifies him to serve on our Board.	60

J. Dietrich Stroeh Director	Mr. Stroeh has been a Director since 1997 and has been a member of the Bank’s Asset/Liability Management Committee since 2001. He served as a member of the Audit Committee from 1997 to 1999 and was named to the Committee again in February 2015. Mr. Stroeh is a partner in the consulting civil engineering firm of CSW/Stuber-Stroeh. He received his BS in Civil Engineering from the University of Nevada. Mr. Stroeh has served as General Manager of the Marin Municipal Water District and is a member-emeritus of the Marin County Economic Commission. He is currently a director of the Golden Gate Bridge and Transportation District, the Marin County Flood Control Board, and North Coast Railroad Authority. Mr. Stroeh also serves as a member of the California Earthquake Authority Board and serves on the Board of Novato Theater. He is also active in other various community organizations. Mr. Stroeh is a native of Marin County and we believe that his extensive knowledge of the Company’s market area and his leadership experience well qualifies him to serve on our Board.	78

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” EACH OF THE DIRECTORS NOMINATED FOR RE-ELECTION

IN PROPOSAL ONE.

Director Compensation

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Board of Directors in 2014.

Name	Fees earned and paid in Cash ($)(1)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation	Total ($)
James C. Hale	25,120	20,796	0	0	45,916	(2)
Robert Heller	27,048	24,952	0	0	52,000
Norma J. Howard	28,589	24,952	0	0	53,541
Kevin Kennedy	25,048	24,952	0	0	50,000
Stuart D. Lum	42,423	24,952	0	0	67,375
William H. McDevitt Jr.	31,048	24,952	0	0	56,000
Michaela K. Rodeno	25,048	24,952	110,569	0	160,569	(3)
Joel Sklar, MD	30,881	24,952	0	0	55,833
Brian M. Sobel	30,048	24,952	0	0	55,000
J. Dietrich Stroeh	25,048	24,952	0	0	50,000
Jan I. Yanehiro	25,048	24,952	0	0	50,000

(1)	During 2014, each member of the Board who is not also an officer or employee of the Company received a director fee of $50,000; approximately $25,000 in Company stock and approximately $25,000 in cash. Compensation for service for incumbent directors is paid semi-annually in arrears in July and January. The $25,000 stock based compensation to each director for service in 2014 was paid in Company common stock having that market value at time of issue, with fractional shares being paid in cash. The Chair of the Bank’s Wealth Management and Trust Services committee received an additional annual cash payment of $2,000. The Chairs of the Compensation Committee and the Nominating and Governance Committee received an additional annual cash payment of $5,000. The Chairs of the Audit and the Bank’s Asset/Liability Management Committees received an additional annual cash payment of $6,000. The Chairman of the Board received an additional annual cash payment of $20,000. The stock portion of the fees was awarded from the 2010 Director Stock Plan. If a director retires from the Board before earned director compensation is paid, that individual receives payment in cash rather than in stock.
(2)	Reflects payment of director compensation based upon Director Hale’s appointment to the Board as of February 20, 2014.
(3)	An option was granted to Director Rodeno on April 17, 2014 as part of a long standing practice of granting new directors an initial stock option. The fair value of the grant was determined at the time of the grant using the Black-Scholes valuation method. As of March 18, 2015, Ms. Rodeno had 10,051 options outstanding, of which 2,010 were exercisable.

CORPORATE GOVERNANCE

Director Independence

As of the Record Date (March 18, 2015), each of the persons nominated for election as a director, except for Russell A. Colombo (the CEO and President of the Company) was “independent” within the meaning of NASDAQ’s listing rules.

Board Meetings and Committees

There were nine (9) meetings of the Board of Directors of the Company during 2014. Each director standing for re-election to the Board attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings held by all committees of the Board on which he/she served.

The Board of Directors is responsible for the overall affairs of the Company. To assist it in carrying out this responsibility, the Board has delegated certain authority to several Company committees, the duties of which and membership at the end of 2014 were as follows:

Name of Director	Executive	Compensation	Audit	Nominating and Governance
Russell A. Colombo	X
James C. Hale	X		Chair
Robert Heller		X		X
Norma J. Howard	X	X	X	Chair
Stuart D. Lum	Chair		X	X
William H. McDevitt, Jr.	X
Michaela K. Rodeno		X		X
Joel Sklar, MD	X	X	X
Brian M. Sobel	X	Chair		X
Jan I. Yanehiro			X

          X = Committee Member

Committee membership as of the record date (March 18, 2015) is as follows:

Name of Director	Executive	Compensation	Audit	Nominating and Governance
Russell A. Colombo	X
James C. Hale	X		Chair
Robert Heller				X
Norma J. Howard	X	X		Chair
Stuart D. Lum	Chair		X	X
William H. McDevitt, Jr.	X	X
Michaela K. Rodeno		X		X
Joel Sklar, MD	X	X	X
Brian M. Sobel	X	Chair		X
J. Dietrich Stroeh			X

          X = Committee Member

Members of the Board of Directors also participate in monthly Bank of Marin Board meetings and various committees of Bank of Marin. Director Kennedy is a member of various committees of the Bank.

The Executive Committee, subject to the provisions of law and certain limits imposed by the Board of Directors, may exercise any of the powers and perform any of the duties of the Board of Directors. The Committee met five (5) times in 2014.

The Nominating and Governance Committee assists the Board in carrying out its duties and functions regarding corporate governance oversight and Board membership nominations. Subject to the standards required by applicable NASDAQ listing rules, the Committee is composed of no less than a majority of independent directors of the Board. The Committee will consider suggestions or recommendations for Board membership received from shareholders. Shareholders who wish to make such suggestions or recommendations should forward their written suggestions to the Chairman of the Nominating & Governance Committee addressed to Bank of Marin Bancorp, Attn: Corporate Secretary, 504 Redwood Boulevard, Suite 100, Novato, CA 94947. Whether a person is recommended for Board membership by a shareholder or by a director of the Company, the standards and qualifications to be considered for Board membership include local community involvement, sound reputation, and business or educational experience that will be beneficial to the Company. The Committee also considers each candidate’s contribution to the diversity of the Board, including personal characteristics, education, experience and skills. While the Committee carefully considers diversity when evaluating director candidates, it has not adopted a formal diversity policy. At present, the Committee does not engage a third party to identify and evaluate potential director candidates. All of the nominees approved by the Committee for election at the 2015 Annual Meeting were recommended by the Board. The Committee met four (4) times in 2014.

The Compensation Committee, consisting solely of independent directors as defined in the NASDAQ listing rules and Section 10C of the Securities Exchange Act of 1934, has primary responsibility for ensuring that compensation and benefits policies and programs for executive officers and the Board of Directors comply with applicable law and stock listing requirements, and are devised and maintained to provide and retain a high level of executive management and corporate governance competence. The Committee met nine (9) times in 2014.

The Audit Committee, consisting solely of independent members as defined in the NASDAQ listing rules and Section 10A of the Securities Exchange Act of 1934, selects and recommends appointment of independent auditors, reviews and approves professional services performed by them and reviews the reports of their work together with regulatory agency examination reports. The Committee also reviews and approves the programs, work plan and reports of the Bank’s Audit Manager and internal auditor. Director James C. Hale, joined the Board in March 2014 and serves as the Company’s Audit Committee Chairman. He has also been determined to be the Audit Committee financial expert. The Committee met twelve (12) times in 2014.

The Executive, Compensation, Audit, and Nominating and Governance Committee charters are available on the Company’s website at www.bankofmarin.com under the “Investor Relations” tab.

Each current and nominated Board member is encouraged to attend the Annual Meeting of Shareholders. All members of the Board attended the 2014 Annual Meeting with the exception of Director J. Dietrich Stroeh.

Indebtedness and Other Transactions with Directors and Executive Officers

In accordance with the Nominating and Governance Committee Charter, the Nominating and Governance Committee is responsible for reviewing and acting upon all related party transactions required to be disclosed by Item 404 of Regulation S-K for potential conflicts of interest. Additionally, the Company’s Code of Ethical Conduct provides rules that restrict transactions with affiliated persons.

Prior to engaging in any related party transaction, a completed questionnaire describing the nature and structure of the transaction, along with any necessary supporting documentation, is submitted to the Nominating and Governance Committee. In determining whether to approve a related party transaction, the Nominating and Governance Committee will consider, among other things, the following:

•	Whether the terms of the transaction are fair to the Company;

•	Whether the transaction is material to the Company;

•	The importance of the related person to the transaction;

•	The role the related person has played in arranging the transaction;

•	The structure of the transaction; and,

•	The interests of all related persons in the transaction.

The Company will only enter into a related party transaction if the Nominating and Governance Committee determines that the transaction is beneficial to the Company, and the terms of the transaction are fair to the Company.

In February 2012, the Board, at the recommendation of the Nominating and Governance Committee, approved a related party transaction between Bank of Marin and Terra Verde Property Management Corporation (“Terra Verde”) to outsource the oversight of facility maintenance for the Company. The annual contract provides for an assessment of all of the Company’s facilities, oversight and analysis of expenses incurred, preventative maintenance and lease negotiations. The initial term of the agreement is three years with an initial base annual compensation of $72,000, with an annual increase of 3.0% per year on each anniversary of the effective date of the agreement. Kevin Colombo, son of President and CEO Russell A. Colombo, is 100% owner of Terra Verde. As CEO and President, Russell A. Colombo is not directly involved in facility management and the costs associated with the contract are covered in an annual budget that is approved by the Board of Directors. The Company obtained two other bids from reputable companies and both were determined to be more costly and did not provide the added value of handling lease negotiations. The Board determined that the transaction is beneficial to the Company, and the terms of the transaction are fair to the Company. No waiver of the Company’s Code of Ethical Conduct was required in approving the transaction.

In February 2015, the Board, at the recommendation of the Nominating and Governance Committee, approved a three year extension of the agreement for the same services at an initial base annual compensation of $78,676, with an annual increase of 3.0% per year on each anniversary of the effective date of the agreement’s extension. The agreement, as extended, was assigned, with the Company’s consent, by Terra Verde to Collier International Real Estate Services Management (CA), Inc. Kevin Colombo has been hired as a consultant by Collier to serve as the point of contact with the Company. No waiver of the Company’s Code of Ethical Conduct was required in approving the extension of the agreement.

Additionally, the Company’s subsidiary, Bank of Marin, has had and expects to have banking transactions in the ordinary course of business with some of the directors and executive officers of the Bank (and their associates), on substantially the same terms (including interest rates, collateral and repayment terms) as those prevailing at the time for comparable loans with persons not related to the Company. During 2014 no loan to any director or executive officer of the Company (or their associates) has involved more than normal risk of collectability or presented other unfavorable features. All loans to directors or executive officers would be subject to the limitations prescribed by California Financial Code Section 1360, et seq. and by the Financial Institutions Regulatory and Interest Rate Control Act of 1978.

Board Leadership Structure

It is the role of the Nominating and Governance Committee to annually review, and when appropriate make recommendations to the Board of Directors concerning, board composition, structure, and functions. The Board has deemed it appropriate to have two separate individuals serve as Chairman of the Board and Chief Executive Officer. According to the Company’s bylaws, the Chairman of the Board shall preside at meetings of the Board of Directors and shareholders and exercise and perform such other powers and duties as may be from time to time assigned to him/her by the Board of Directors. The bylaws further provide that the President of the Company will be the Chief Executive Officer and shall, subject to the control of the Board of Directors, have general supervision, direction, and control of the business and the officers of the Company. As the oversight responsibilities of the Board of Directors grows, the Board believes it is beneficial to have an independent Chairman with the sole job of leading the Board, while allowing the President to focus his efforts on the day-to-day management of the Company and the Bank. The Board does believe that it is important to have the President as a director. The Company aims to foster an appropriate level of separation between these two distinct levels of leadership of the Company. In addition to the Chairman, leadership is also provided through the respective chairs of the Board’s various committees.

Board’s Role in Risk Oversight

It is a fundamental part of the Board’s responsibility to understand the risks the Company faces and what steps management is taking to manage those risks. It is also important that the Board understands what level of risk is appropriate for the Company. While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s outside auditor. The Executive Committee fulfills its oversight responsibility with respect to compliance and operational risk, by working with the Company’s Compliance Manager to understand regulatory and legislative issues and the Company’s projects and systems. In setting compensation, the Compensation Committee strives to create incentives that do not encourage excessive risk-taking beyond the Company’s ability to effectively identify and manage risk. The Bank’s Asset Liability Management Committee functions as a directors’ loan committee, focuses on credit and investment risks, and receives monthly reports from the Chief Credit Officer and Chief Financial Officer. Additionally, the Board of Directors is provided physical and information security risk assessments by management on an annual basis.

EXECUTIVE COMPENSATION

Executive Officers

The Board has designated the following officers as executive officers of the Company and/or Bank of Marin: President and Chief Executive Officer, Chief Financial Officer, Director of Retail Banking, Chief Credit Officer, Chief Information Officer, and Commercial Banking Manager. At December 31, 2014, the incumbents to those offices were: Russell A. Colombo, Tani Girton, Peter Pelham, Elizabeth Reizman, James T. Burke, and Timothy D. Myers, respectively. Following is information regarding the executive officers except for Mr. Colombo, who is a director nominee and whose information has been previously presented.

Tani Girton, 55, joined Bank of Marin in August 2013 as Executive Vice President and Chief Financial Officer. Ms. Girton’s financial services career of nearly 30 years covers all aspects of financial, treasury and portfolio management across the banking, brokerage and thrift industries. Before joining Bank of Marin, she served as Executive Vice President and Treasurer for Bank of the West. Prior to her time with Bank of the West, she served as Vice President of Treasury Capital Markets for Charles Schwab, as a finance lecturer for San Francisco State University and in multiple roles for San Francisco Federal Savings and Loan and for CalFed Bank after it acquired San Francisco Federal.

Peter Pelham, 58, joined Bank of Marin in 1994 as Manager of the Bank’s first branch in Novato. In 2005 he was named Senior Vice President and Branch Administrator and in April 2006 he was named Executive Vice President and Branch Executive. As of June 2009, Mr. Pelham assumed the position of Executive Vice President and Director of Retail Banking. Prior to joining Bank of Marin, he had sixteen years of banking experience, twelve of which were with Novato National Bank and Westamerica Bank in Marin County.

Elizabeth Reizman, 56, joined Bank of Marin in 1996 as Vice President and Commercial Lender in the Bank’s Novato branch. In 2008 she was named Senior Vice President and Senior Lender in the Bank’s credit management group. In 2009 she was named Senior Vice President and Commercial Banking Manager. In November 2013, Ms. Reizman assumed the position of Executive Vice President and Chief Credit Officer. She began her banking career in 1981 as a senior account administrator for Crocker Bank. In her fifteen year career prior to joining Bank of Marin, Ms. Reizman served as a commercial lender and as a senior credit examiner for Bank of California. Prior to her time with Bank of California, she served in Private Banking and as a business banking credit administrator for Hibernia Bank.

James T. Burke, 60, joined Bank of Marin in 2013 as Senior Vice President and Chief Information Officer. He has responsibility for Centralized Services, which includes Operations, Information Technology, Security, Facilities and Fraud Management. Prior to joining Bank of Marin, Mr. Burke had over thirty years of experience in financial services including serving as First Vice President and Chief Information Officer at Irwin Financial Corporate, Senior Vice President of Retail Technology at Bank of America and Vice President of Securities Custody Technology at Charles Schwab.

Timothy D. Myers, 44, joined Bank of Marin in April 2007 as Senior Vice President and Manager of the San Francisco Commercial Banking Office. In 2013 he was named Senior Vice President and Commercial Banking Manager. In March 2015 he assumed the role of Executive Vice President and Commercial Banking Manager. Mr. Myers has over nineteen years of experience in finance with seventeen years of banking experience, all in middle market and corporate banking. He began his banking career in 1998 as Assistant Loan Officer at Imperial Bank, working with Russ Colombo. Prior to joining Bank of Marin, he served as a Vice President, Relationship Manager for U.S. Bank, National Association in Portland, OR. Prior to his time with U.S. Bank, Mr. Myers was Vice President, Commercial Banking Officer for Comerica Bank-Western Division.

Compensation Discussion and Analysis

This section addresses the compensation programs, philosophy and objectives, of the Bank of Marin Bancorp and its banking subsidiary, Bank of Marin (collectively in this section, the “Company”), including the process for making compensation decisions, the role of management in the design of such programs, and its 2014 executive compensation components. This section also addresses the factors most relevant to understanding the Company’s compensation programs and what they are designed to reward, including the essential elements of compensation, the reasons for determining payment of each element of compensation, and how each compensation element fits into the Company’s overall compensation objectives and affects decisions regarding other compensation elements.

Executive Summary

The Compensation Committee (the “Committee”) of the Board of Directors establishes and administers the compensation and benefit programs for Named Executive Officers, the persons identified in the Summary Compensation Table which follows. The Committee consists entirely of independent directors. The Committee carefully considers the components of the executive compensation programs to attract and retain high quality Named Executive Officers and to incent the behavior of Named Executive Officers to create shareholder value. The Committee engages independent consultants from time to time and considers the compensation programs of peer financial institutions to ensure that the Company’s compensation programs are competitive with market practices.

The Committee philosophy, practices and policies have been developed over a number of years and have not historically been subject to sweeping, material changes. In 2014, the Company included an advisory vote to approve executive compensation, providing shareholders with an opportunity to communicate their views on the Company’s executive compensation program. The Company’s executive compensation was approved by over 94% of the shares voted. The Committee considered the results of this vote in setting executive compensation for 2015 and concluded that the strong support of the Company’s compensation program clearly indicates that shareholders concur with the Company’s alignment of compensation and performance. At the 2011 Annual Meeting of Shareholders the shareholders held, by majority vote, for a one-year frequency of the non-binding, advisory vote on executive compensation. While the frequency vote was non-binding and there was only a 1% difference between the votes for one and three-year frequencies, the Board of Directors has made the decision to include the advisory vote to approve executive compensation each year.

Philosophy

The Company’s executive compensation programs are designed to attract and retain high quality executive officers that are critical to its long-term success. The Company’s Board of Directors and management believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, which aligns Named Executive Officers’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate goal of improving shareholder value without rewarding undue short-term risk-taking. This is achieved by utilizing a combination of short-term cash incentives, paid annually, and long-term equity incentives, which vest over either a three-year period or a five-year period. The Committee engages independent national human resources consulting firms to periodically conduct a review of the Company’s total compensation programs. During these periodic reviews, each component of total compensation is compared against a regional peer group that is similar to the Company in asset size, geography and performance. (For details, see “Compensation Consultants” and “Peer Group Review” herein.)

The Committee’s compensation philosophy is to target base salaries at or near the median (50th percentile) and target total compensation (including annual cash incentives, long-term equity incentives, and benefits) between the 50th and 75th percentiles of the regional peer group. The Company believes paying total compensation between the 50th and 75th percentile for above-average performance is critical for attracting and retaining the qualified executives it needs to achieve its business objectives. The Committee targets total cash compensation to be within 15% of the median for the peer group. Overall, compensation paid to Company executives is believed to be competitive with market practices.

Base compensation levels for Named Executive Officers are established based on the officer’s roles and responsibilities and prior year compensation. Annual incentives, including performance-based bonuses and long term equity awards, are based on both Company and/or individual performance objectives, which include asset and revenue growth, identification of strategic opportunities, and core earnings performance. It is the Committee’s desire to remove as much discretion as possible from the incentive based compensation in favor of a metrics based program.

Process for Making Compensation Decisions

Role of the Chief Executive Officer

Shortly following the conclusion of each calendar year, the Company’s Chief Executive Officer (the “CEO”), assisted by the Director of Human Resources, conducts an annual performance evaluation process for all Named Executive Officers, other than for himself, as well as for other members of senior management who are not Named Executive Officers. As part of each annual performance evaluation, the CEO considers, among other key factors, i) the executive’s performance of job responsibilities and achievement of individual and/or departmental objectives and ii) management and leadership skills, such as effective communication, problem solving, business development and community involvement. In addition, the executive’s contributions to the Company’s overall financial goals are indirectly considered. Based on this evaluation, the CEO determines, for each of the Named Executive Officers (other than himself), recommendations for salary adjustments, including merit increases, and annual performance-based bonus amounts to be made to the Committee for its approval. The Named Executive Officer’s performance-based bonus is determined by the

Company’s financial performance relative to that year’s financial performance goal and individual performance goals. In addition, recommendations by the CEO and the Director of Human Resources for the grant of equity awards to Named Executive Officers under the Company’s equity compensation plan are submitted to the Committee for approval and are based on the Company’s prior year performance.

Role of the Compensation Committee

The Committee has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Committee ensures that the total compensation paid to Named Executive Officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to the Named Executive Officers are similar to other executives. The Committee is also responsible for the review and approval of Company goals and objectives relevant to the compensation, including the incentive awards, of the Company’s CEO, to evaluate the performance of the CEO in light of the goals and objectives and to determine and approve the CEO’s compensation levels based on this evaluation. The Committee reviews compensation levels for the other Named Executive Officers, including the CEO’s recommendations on annual bonus and salary increases for Named Executive Officers and makes final determinations and approvals. Additionally, the Committee reviews and approves the grant of equity awards to assure that the Committee considers all elements of proposed compensation.

The Committee also periodically reviews the compensation levels of the Board of Directors. In its review, the Committee looks to ensure that the compensation is fair, reasonably competitive and commensurate to the amount of work required both from the individual directors as well as from the Board in the aggregate.

To achieve these goals and objectives, the Committee expects to maintain compensation plans that create an executive compensation program that is set at competitive levels of comparable public financial services institutions with comparable performance. The Committee has followed certain fundamental objectives to ensure the effectiveness of the Company’s compensation strategy. These objectives include the following:

Internal and external fairness. The Committee recognizes the importance of perceived fairness both internally and externally of compensation practices. The Committee has evaluated the overall economic impact of the Company’s compensation practices and, when deemed necessary, has consulted with independent outside advisors in the evaluation of contractual obligations and compensation levels.

Performance-based incentives. The Company has established financial incentives for executives who meet certain objectives, which thereby assist the Company in meeting its long-term growth and financial goals.

Shareholder value and long-term incentives. The Committee believes that the long-term success of the Company and its ability to consistently increase shareholder value is dependent on its ability to attract and retain skilled executives. The Company’s compensation strategy encourages equity-based compensation to align the interests of management and shareholders.

Full disclosure.	The Committee seeks to provide full disclosure to the independent members of the Board of Directors of the Company of the compensation practices and issues to ensure that all directors understand the implications of the Committee’s decisions.

The Committee has reviewed the compensation practices of peers and considered management’s individual efforts for the benefit of the Company, and has reviewed various subjective measures in determining the adequacy and appropriateness of the compensation of Named Executive Officers. The Committee takes into account the performance of the Named Executive Officers and recognizes that the competition among financial institutions for attracting and retaining executives has become more intense in the past few years. The Committee takes such market considerations into account to ensure that the Company is providing appropriate long-term equity incentives to enable it to continue to attract new executives and to retain the ones it already employs. General economic conditions and the past practice of the Company are also factors that are considered by the Compensation Committee. Further, the Committee specifically took into consideration:

•	Double-trigger Change in Control Severance Payments

•	Absence of any gross-ups in any of the incentive programs

•	Clawback Policy in our performance based bonus plan

•	Executive Stock Ownership Guidelines

The Committee has established various processes to assist in ensuring that the Company’s compensation program is achieving its objectives. Among these are:

•

Assessment of Company Performance. In establishing total compensation ranges, the Committee uses company performance measures, including asset growth, earnings per share, return on assets, and return on equity in two ways: to gauge generally the overall Company performance relative to peer companies and to gauge generally the overall Company performance against the Company’s own strategic objectives. These specific performance targets provide guidance for a view of general Company performance, which is then utilized as one element in determining overall compensation ranges.

•

Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the CEO and the other Named Executive Officers. For the executive officers, the Committee receives a performance assessment and compensation recommendation from the CEO, other than for himself, and also exercises its judgment based on the Board’s interactions with its Named Executive Officers. As with the CEO, the performance evaluation of these Named Executive Officers is based on his or her contribution to the Company’s performance, and other leadership accomplishments.

•

Total Compensation Review. The Committee reviews each Named Executive Officer’s base pay, bonus, and equity award compensation annually. In addition to these primary compensation elements, the Committee reviews the perquisites and other compensation and payments that would be required under various severance and change-in-control scenarios. Following the 2014 review, the Committee determined that these elements of compensation were reasonable in the aggregate.

Compensation Consultants

Pearl Meyer & Partners (“Pearl Meyer”), a large independent compensation consulting firm, was first engaged by the Committee in April 2012 to conduct a formal, comprehensive review of the Company’s executive and director compensation. Pearl Meyer was also engaged in 2013 and 2014 to provide supplemental reviews and reports regarding the same. Pearl Meyer does not perform any other services for the Company. After the Committee’s review of applicable rules for independence, the Committee determined that there are no known conflicts of interest between Pearl Meyer and its affiliates and the Company and its affiliates. Pearl Meyer reports directly to the Committee and does not provide services to, or on behalf of, any other part of the Company’s business.

The major services initially provided by Pearl Meyer in 2012 included: 1) review of the Company’s then current peer group, 2) recommendations to the Committee to refine the peer group considering the Company’s classification as a top performing bank nationwide, 3) comprehensive review of the Company’s executive compensation programs, and 4) comprehensive review of the Company’s non-employee director compensation program. Pearl Meyer reviewed the Company’s 2011 actual and 2012 target total direct compensation levels provided to the Company’s Named Executive Officers and non-employee directors as well as the Company’s financial performance relative to the selected peer group to make recommendations to the Committee. The analysis and review performed by Pearl Meyer in 2012 and its base pay supplemental review in 2014 were used in 2014 in setting executive and non-employee director compensation programs. Other than as described herein, the Committee did not give any specific direction to the compensation consultant about the peer group or the results reported.

During 2013 and 2014, Pearl Meyer provided a number of minor consulting activities, including during 2014: Peer Group Review, 2014 Compensation Trends Report, Transaction Related Retention Plan Analysis, CEO and Officer Equity Grant Design, Directors and Executive Compensation Review, Peer Group Development, Compensation Discussion and Analysis Review, Goal Metric Review, and Incentive Design Review.

Peer Group Review and Market Study

When reviewing each compensation component for the Named Executive Officers and non-employee directors, the Committee considers the compensation practices of specific peer companies whose asset size, geography and performance are comparable to the Company. As discussed above, the Committee first engaged Pearl Meyer in 2012 to review the Company’s peer group and make recommendations to the Committee. The peer group is made up of banks in California, Oregon and Washington with total assets between $750M and $2.5B. Furthermore, the selected peer banks had Non-Performing Assets to Total Assets of less than 7% and do not participate in the Troubled Asset Relief Program. The Committee will be adopting a revised peer group for 2015 purposes.

Following is the specific peer group of fourteen publicly-traded financial institutions approved by the Committee for use in 2014:

• Bank of Commerce Holdings	• North Valley Bancorp
• Bridge Capital Holdings	• Pacific Continental Corp
• Farmers & Merchants Bancorp	• Pacific Mercantile Bancorp
• First California Financial Group, Inc.	• Pacific Premier Bancorp, Inc.
• FNB Bancorp	• Trico Bancshares
• Heritage Commerce Corp	• Washington Banking Co
• Heritage Financial Corp	• West Coast Bancorp

The Committee evaluated executive compensation to like positions in this peer group in setting 2014 compensation. Based on this evaluation and Pearl Meyer’s analysis of the Company’s compensation programs relative to the peer group, the Committee approved the following changes to the executive compensation structure:

•	Continue to target executive base compensation at 90% of the 50th percentile of the peer group, which reflects a minor de-emphasis on base compensation with more focus on incentive opportunity.

•

Maximum incentive opportunity in 2013 was placed at 200% of the Target incentive for both short term and long term incentives and remained at that level in 2014. Previously, the Maximum incentive opportunity was at 150% of Target in 2012.

As designed, our compensation program is instrumental in motivating and rewarding our executive officers for continuously achieving financial performance which is generally in the upper-quartile of our peer banks. Over the five year period, our financial performance has generally exceeded the 75th percentile of our peer banks’ performance:

Five Year Financial Performance
	Total Deposit Growth	Total Loan Growth	Net Income Growth	Average ROAA	Average ROAE	Average Efficiency Ratio	NPA/ Total Assets

Bank of Marin (%)*	10	8	9	1.12	11	55	1.5

Percentile Rank versus Peer Banks	61	63	58	96	95	92	74

* Reflects five-year annualized growth in deposits, loans, and net income and five-year average ROAA, ROAE and Efficiency Ratio.

Source: SNL Financial as of March 6, 2015.

Please note that the 2013 net income includes $3.7 million in one-time expenses related to the NorCal acquisition, but only one month of post-acquisition income.

Some shareholder advisory groups measure relative performance over a short time period to assess the effectiveness of a company’s compensation plan design and outcomes. Our business philosophy is to provide sustainable total shareholder return. The use of a shorter time period would not consider a company’s performance during the early stages of the financial crises. To provide a more comprehensive evaluation of our performance during and after the financial crisis, the following chart reflects the Company’s relative performance over a six year period, beginning January 1, 2008.

As the chart indicates, a $100 investment in the Company’s common stock on January 1, 2008 would have grown to $245 on December 31, 2014, after dividend reinvestment. This compares to our peer group companies which remain publicly-held, where the median performance of the peer group would have resulted in a $100 investment over the same period increasing to $140, after dividend reinvestment. As a result, the Company’s total shareholder return over the six year period was at the 71st percentile of the peer group.

The Company’s total shareholder return also increased in each of the last six years. This compares to more than half of the peer group who had a decrease in total shareholder return during 2009 in the early years of the financial crisis.

Source: Capital IQ.

The Committee also evaluated non-employee director compensation in this peer group when setting 2014 director compensation. Based on this evaluation and Pearl Meyer’s analysis of director compensation relative to the peer group, the Committee approved a $5,000 increase to the annual base retainer to bring director compensation to $50,000 per year in 2014 which is approximately equal to the 50th percentile of the peer group. Pearl Meyer’s analysis confirmed that the Company’s current practice of delivering 50% of compensation in equity and 50% in cash meets with industry standards. Furthermore, the Committee reviewed the additional cash payments paid to the committee chairs relative to the peer group. Upon this review, the Committee approved an increase of $5,000 to bring the annual cash payment for service as Chairman of the Board to $20,000, as well as the addition of an annual cash payment of $5,000 for services provided by the Chair of the Nominating and Governance Committee and the removal of $4,000 of annual cash payments paid to the Chair of the Executive Committee.

Executive Compensation Components

For the fiscal year ended December 31, 2014, the principal components of compensation for Named Executive Officers were i) base salary, ii) performance-based bonuses, iii) equity awards and iv) perquisites and other plans and benefits. The Company’s policies and practices for each of the principal compensation components are explained in the following paragraphs.

Base Salary

Base salary is established based on market data and is adjusted based on individual performance and experience.

Performance-Based Bonus

The Company provides annual cash incentive award opportunities for eligible employees, through the use of the Annual Individual Incentive Compensation Plan (the “Incentive Plan”). The Incentive Plan allows for performance-based bonuses for Named Executive Officers that are based on the overall performance of the Company and on individual goals specific to the executive’s area of responsibility.

Overall Company performance comprises at least 50% of the Named Executive Officers’ bonus potential, with the remaining percentage based on achievement of individual goals. The metrics used in the Company goals, as stated below, include net income, the efficiency ratio, return on assets, deposit growth, and loan growth.

The specific goal for each of these metrics is revised each year, and each metric is given its own specific weighting in the determination of the overall performance-based bonus opportunity. The metrics are derived from the Company’s annual budgeting process and are weighted based on the Company’s particular focus and relative importance for that year. For 2014 the specific Company goals and relative weights of each metric were:

Category	Weight	2014 Goal	2014 Results
Net Income	30%	$17,100,000	$19,771,000
Efficiency Ratio	20%	62.43%	59.46%
Return on Assets	20%	0.91%	1.08%
Annual Loan Growth	20%	$95,545,000	$93,218,000
Annual Deposit Growth	10%	$68,426,000	$-35,320,000

Individual employee goals, which determine the remaining percent bonus potential, are either qualitative or quantitative. Individual quantitative metrics may be used to give more weight to one of the five Company goals or may be used for a goal independent of the five Company metrics.

The Incentive Plan is prospective in design with the utilization of a defined payout formula that is based upon the achievement of a combination of pre-determined Company, department and/or individual performance criteria. The Incentive Plan further details provisions related to participation and eligibility, award opportunities at minimum, target and maximum performance measures and responsibilities for the administration of the plan. It also includes provisions for minimum performance for plan funding (plan gate) and a clawback policy. The Incentive Plan was filed as an exhibit to the Company’s 8-K filed with the

Securities and Exchange Commission on October 21, 2010. The plan gate provides that for the Incentive Plan to be funded and “activated” for a Plan Year, the Company must achieve a threshold performance level calculated as a percentage of the Company’s budgeted net income. The clawback provision provides that if financial results are significantly restated due to negligence, fraud or intentional misconduct, there may be recoupment of the amounts paid in excess of amounts otherwise earned.

In line with our pay for performance philosophy, over the past five years our Committee has awarded our Named Executive Officers 136% of their target incentive, on average, while the Company generally achieved upper quartile financial performance relative to Peers. Further, the Committee has awarded the maximum incentive payout under the Plan in only one of the past five years, reflecting the difficulty in achieving the maximum payout of incentives under our Plan.

Equity Awards

The purposes of equity awards are to allow executives to share in the growth and prosperity of the Company, to retain executives over the long term and to maintain competitive levels of total compensation.

The 2007 Equity Plan allows the Company to offer multiple equity vehicles as incentives, including options, unrestricted stock, restricted stock, and stock appreciation rights. Executives may be awarded a blend of equity awards. The Committee considers the attributes of each form of equity award when determining equity compensation; including the ability to align management with the long-term interests of shareholders, the immediate value versus appreciation opportunity of each form as well as the tax consequences of each type of award. For 2014, Named Executive Officers with the title of Executive Vice President and above were granted a blend of 50% Incentive Stock Options and 50% Restricted Stock, Senior Vice Presidents in certain key management positions were granted a blend of 40% Incentive Stock Options and 60% Restricted Stock, and other Senior Vice Presidents were granted a blend of 25% Incentive Stock Options and 75% Restricted Stock (based on expense) of total equity compensation.

Award levels are based upon market and the executive’s level of responsibility and influence on the performance of the Company. Executives are granted stock options and/or restricted stock annually, based on overall Company performance. The option and restricted stock price is based on the fair market value on the effective date of the grant. Grants are approved at regularly scheduled Committee meetings. In addition, in 2015 the Committee approved the issuance of performance restricted stock to executives and senior management that will cliff vest after a three-year performance period. Three-year performance metrics include financial metrics, as well as loan quality metrics, to provide incentive for balanced growth and quality.

Perquisites and Other Plans and Benefits

Consistent with the Company’s compensation objectives, Named Executive Officers are provided perquisites and other benefits that management believes are reasonable and consistent with the Company’s overall compensation program and which keep the Company competitive in the marketplace. The Company periodically reviews the level of perquisites and other benefits provided to the Named Executive Officers for suitability with the program objectives.

The Company is competitive with market practices by providing medical, dental, vision and life insurance, a 401(k) employer matching contribution up to $4,000 annually, and an Employee Stock Purchase Plan (the “ESPP”). The Company also offers key management, including the Named Executive Officers, a monthly auto allowance that is based on position and his/her contact with clients.

Employee Stock Ownership Plan

The Company also provides an Employee Stock Ownership Plan (the “ESOP”). Annually, the Company may make discretionary contributions of shares of common stock to the ESOP. The decision normally is based on the Company’s financial performance and condition. The purposes of the ESOP are to include all eligible employees in the ownership of the Company, to provide them with compensation that is free from current income tax and to accumulate benefits for retirement. Stock is awarded as a percentage of eligible cash compensation. Executives receive the same percentage as all other employees, up to the IRS limits.

Deferred Compensation Plan

The Company sponsors an unsecured non-qualified plan known as the Deferred Compensation Plan, which allows Named Executive Officers and certain other highly compensated employees to defer all or a portion of their base salary and/or bonus. Balances in the plan receive earnings all of which are described in the “Nonqualified Deferred Compensation” table of this Proxy Statement. Other than earnings accruals, all credits to the Deferred Compensation Plan represent a Named Executive Officer’s compensation previously earned and deferred; the Company does not provide any matching or similar credits. The plan was designed to allow Named Executive Officers to defer some of their current income to help them with tax planning, and to assist the Company in attracting and retaining top executives by providing retirement benefits that are competitive within the Company’s peer group.

Supplemental Executive Retirement Plan

The Company also sponsors the Bank of Marin Supplemental Executive Retirement Plan. This plan allows employees with the title of Executive Vice President and above, to receive a supplemental income at retirement. This specified benefit is provided to some but not all of the Named Executive Officers, who contribute materially to the continued growth, development and future business success of the Company. As this type of plan is commonly offered among the Company’s peers, the inclusion of this benefit enhances the Company’s compensation program allowing the Company to recruit, retain and reward key decision makers of the Company. See “Supplemental Retirement Plan for Executive Officers” herein for more information on this plan.

Change in Control Agreements

The Company provides Named Executive Officers and other senior officers with agreements that provide for certain specified benefits upon a change in control of the Company. These agreements are very useful tools that help the Company retain its key employees, including the Named Executive Officers, by providing those executives some certainty in compensation in the event the Company was to be sold, and also helps ensure the Company will have the benefit of their services through the pendency of any merger. Such agreements are particularly necessary in an industry, such as ours, where there has been considerable consolidation over the last ten years. See “Potential Payments upon Termination or Change in Control” herein for detailed information about these agreements, including a description of payout amounts under a hypothetical change in control of the Company as of the last business day of 2014.

Compensation Risk Assessment

In determining the level of risk arising from the Company’s compensation policies and practices, a thorough review and risk assessment evaluation of the Company’s compensation plans for all employees, as well as the overall compensation philosophy was conducted. The Committee evaluated the form and mix of compensation, controls and process, and the Company’s business strategies. The Committee has concluded that the Company’s compensation arrangements do not encourage employees to take unnecessary and excessive risks.

Compensation Committee Interlocks and Insider Participation

At December 31, 2014, the Compensation Committee was comprised of Messrs. Sobel (chair), Sklar and Heller, and Mses. Howard and Rodeno. Effective February 20, 2015 the Compensation Committee was comprised of Messrs. Sobel (chair), McDevitt and Sklar and Mses. Howard and Rodeno. Each member of the committee is considered independent and none of the members are or have been officers of the Company, nor does any member have any relationship with the Company that would require disclosure under Item 404 of Regulations S-K concerning related party transactions.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement. Based on our Committee review of and the discussions with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Submitted by the Compensation Committee of the Board:

Brian M. Sobel, Chair

Norma J. Howard

Willie McDevitt, Jr.

Michaela K. Rodeno

Joel Sklar

Summary Compensation Table

The following table sets forth summary compensation information for the President and Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated Named Executive Officers as of the end of the last fiscal year. Bonus amounts were earned in the year shown and paid in the first quarter of the following year.

Name	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Other ($)(2)	Total ($)
Russell A. Colombo	2014	378,738	280,504	54,070	123,393	174,763	1,011,468
President & CEO	2013	357,300	240,000	41,123	43,285	161,654	843,362
	2012	318,270	200,000	67,758	66,815	156,398	809,241
Tani Girton	2014	227,750	94,129	0	0	70,966	392,845
EVP & CFO	2013	73,320	35,000	125,620	162,920	67,444	464,304
Peter Pelham	2014	208,250	82,427	19,954	20,646	84,869	416,147
EVP & Director of Retail	2013	203,000	105,000	16,048	16,723	77,819	418,590
Banking	2012	185,147	80,000	26,023	26,726	75,112	393,008
Elizabeth Reizman	2014	206,250	81,194	19,954	20,646	59,611	387,656
EVP & Chief Credit Officer	2013	180,329	105,000	7,021	10,821	29,591	332,762
	2012	159,650	65,000	10,802	17,181	27,828	280,461
Timothy D. Myers	2014	196,250	92,321	8,368	13,764	26,540	337,423
EVP & Commercial Banking	2013	181,486	105,000	3,009	8,853	20,042	318,390
Manager	2012	173,891	52,915	4,910	10,690	18,644	261,050

(1)	The Black-Scholes pricing model was used to derive the fair value of the option awards. The assumptions used in valuing the grants in 2014 are presented following the table “Grants of Plan Based Awards.”
(2)	The “Other” column includes perquisites and personal benefits, such as car allowances, provided to the Named Executive Officers. Each of the above Named Executive Officers received less than $10,000 of aggregate perquisites and personal benefits, except Mr. Colombo who received a car allowance of $10,800 and annual country club membership dues of $8,120. The “Other” column also includes matching contributions to the 401(k) Plan, profit sharing contributions to the Employee Stock Ownership Plan, imputed income on life insurance paid by the Company, imputed income on long term care insurance paid by the Company, dividends paid on unvested restricted stock, interest paid on the Deferred Compensation Plan, one-time payments pursuant to offers of employment letters, and the prorated account value increase attributable to the Supplemental Executive Retirement Plan.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes information as of December 31, 2014 with respect to equity compensation plans. All plans have been approved by the shareholders.

	(A)	(B)	(C)
	Shares to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Shares available for future issuance
Equity compensation plans approved by shareholders	194,672 (1)	35.14	372,990 (2)

(1)	Represents shares of common stock issuable upon exercise of outstanding options under the 1999 Stock Option Plan and the 2007 Equity Plan.
(2)	Represents shares of common stock available for future issuance under the 2007 Equity Plan, including both options and restricted stock awards, and the 2010 Director Stock Plan, excluding the shares in Column A.

The Bank of Marin 1999 Stock Option Plan (the “1999 Plan”) was adopted by the Board of Directors and approved by the Bank’s shareholders in 1999, and subsequently adopted by the Company in 2007 through our holding company reorganization. The 1999 Plan was replaced by the 2007 Equity Plan (the “2007 Plan”), which was adopted by the Board of Directors and approved by the shareholders in 2007. No options have been granted from the 1999 Plan since April 2007. The following three tables set forth certain information regarding restricted stock awards and options granted under the 2007 Plan to individuals who were Named Executive Officers of the Company at December 31, 2014.

Grants of Plan-Based Awards

Name	Grant Date	Stock Awards: Number of Shares of Stock (#)	Option Awards: Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Russell A. Colombo	3/17/2014	1,523	—	—	68,337	(1)
	4/1/2014	1,200			55,056
	4/1/2014	—	4,200	45.88	54,070	(1)
Tani Girton		—	—	—	—
		—	—	—	—
Peter Pelham	4/1/2014	450	—	—	20,646	(1)
	4/1/2014	—	1,550	45.88	19,954	(1)
Elizabeth Reizman	4/1/2014	450	—	—	20,646	(1)
	4/1/2014	—	1,550	45.88	19,954	(1)
Timothy D. Myers	4/1/2014	300	—	—	13,764	(1)
	4/1/2014	—	650	45.88	8,368	(1)

(1)	The Black-Scholes pricing model was used to derive the fair value of the option awards. The per share option value of $12.8739 was derived for awards granted on April 1, 2014 using the assumptions of 2.32% for risk-free rate of return, 1.66% for dividend yield, 30.30% for volatility and 6.33 years for expected life. The grant-date fair value of the restricted stock awards was $45.88, which was the intrinsic value, or stock price, on the grant date.

Outstanding Equity Awards at Fiscal Year End December 31, 2014

	Option Awards				Stock Awards
Name	Securities Underlying Exercisable Options (#)	Securities Underlying Unexercisable Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares of Stock Not Vested (#)(2)	Market Value of Shares of Stock Not Vested ($)(3)
Russell A. Colombo	6,615	—	33.3333	4/01/2015	4/01/2010	240	12,621
	7,500	—	34.5000	5/01/2016	4/01/2011	480	25,243
	10,000	—	33.2000	7/13/2016	4/02/2012	1,050	55,219
	6,000	—	35.1800	5/01/2017	4/01/2013	880	46,279
	5,800	—	28.7500	5/01/2018	3/17/2014	1,523	80,094
	5,098	—	22.2500	4/01/2019	4/01/2014	1,200	63,108
	3,600	900	33.1000	4/01/2020	—	—	—
	2,580	1,720	38.0000	4/01/2021	—	—	—
	2,760	4,140	38.1800	4/02/2022	—	—	—
	820	3,280	39.3500	4/01/2023	—	—	—
	—	4,200	45.8800	4/01/2024	—	—	—
Tani Girton	2,200	8,800	40.7300	8/23/2023	8/23/2013	3,200	168,288
Peter Pelham	5,000	—	34.5000	5/01/2016	4/01/2010	100	5,259
	4,000	—	35.1800	5/01/2017	4/01/2011	190	9,992
	2,300	—	28.7500	5/01/2018	4/02/2012	420	22,087
	4,000	—	22.2500	4/01/2019	4/01/2013	340	17,880
	1,400	350	33.1000	4/01/2020	4/01/2014	450	23,665
	990	660	38.0000	4/01/2021	—	—	—
	1,060	1,590	38.1800	4/02/2022	—	—	—
	320	1,280	39.3500	4/01/2023	—	—	—
	—	1,550	45.8800	4/01/2024	—	—	—
Elizabeth Reizman	2,756	—	33.3333	4/01/2015	4/01/2010	55	2,892
	2,000	—	34.5000	5/01/2016	4/01/2011	120	6,310
	1,500	—	35.1800	5/01/2017	4/02/2012	270	14,199
	400	—	28.7500	5/01/2018	4/01/2013	220	11,569
	700	—	22.2500	4/01/2019	4/01/2014	450	23,665
	560	140	33.1000	4/01/2020	—	—	—
	420	280	38.0000	4/01/2021	—	—	—
	440	660	38.1800	4/02/2022	—	—	—
	140	560	39.3500	4/01/2023	—	—	—
	—	1,550	45.8800	4/01/2014	—	—	—
Timothy D. Myers	80	—	28.7500	5/01/2018	4/01/2010	50	2,629
	140	—	22.2500	4/01/2019	4/01/2011	100	5,259
	60	60	33.1000	4/01/2020	4/02/2012	210	11,043
	165	110	38.0000	4/01/2021	4/01/2013	180	9,466
	200	300	38.1800	4/02/2022	4/01/2014	300	15,777
	60	240	39.3500	4/01/2023	—	—	—
	0	650	45.8800	4/01/2024	—	—	—

(1)	The stock option award vests 20% per year beginning on the first anniversary of the grant date.
(2)	The restricted stock awards vest in five equal increments on the first five anniversaries of the grant date and pay dividend equivalents.

(3)	The market value of the restricted stock awards that have not vested was determined by multiplying the closing market price of the Company’s Common stock on December 31, 2014 ($52.59) by the number of restricted shares.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Russell A. Colombo	16,359	260,561	460	21,104
	—	—	240	11,011
	—	—	240	11,011
	—	—	350	16,362
	—	—	220	10,093
Tani Girton	—	—	800	39,112
Peter Pelham	1,654	29,681	180	8,258
	—	—	100	4,588
	—	—	95	4,358
	—	—	140	6,545
	—	—	85	3,899
Elizabeth Reizman	2,481	46,134	100	4,588
	—	—	55	2,523
	—	—	60	2,752
	—	—	90	4,207
	—	—	55	2,523
Timothy D. Myers	—	—	100	4,588
	—	—	50	2,294
	—	—	50	2,294
	—	—	70	3,272
	—	—	45	2,064

(1)	The value realized on exercise is the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options multiplied by the number of shares acquired on exercise.
(2)	The value realized on vesting is the closing price of the Company’s Common Stock on the date of vesting multiplied by the number of shares vested.

Supplemental Executive Retirement Plan

The Company has established a Supplemental Executive Retirement Plan (the “SERP” or the “Plan”) covering officers of the Company with the title of Executive Vice President and above. The SERP is an unsecured non-qualified defined benefit plan that is unfunded and has no plan assets. Under the Plan, the participants’ benefit payment is valued at 25% of his or her final salary. Most participants will be required to participate in the Plan for five years before vesting begins and after five years, the participant will vest ratable in the benefit over the remaining period until age 65. The payout duration for eligible employees will be a minimum of five years and a maximum of 15 years and each benefit contract is set up to provide one year of benefit payout per year of participation in the plan subject to the minimum and maximum durations.

See “Potential Payments upon Termination or Change of Control” herein for a description of the events that will result in payout of the benefit payment and the terms for each event under this Plan.

The following table shows the present value of the accumulated benefit payable to each of the executive officers that participate in the SERP as of December 31, 2014:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Russell A. Colombo	Bank of Marin SERP	4	275,541	0
Tani Girton	Bank of Marin SERP	2	51,048	0
Peter Pelham	Bank of Marin SERP	4	125,125	0
Elizabeth Reizman	Bank of Marin SERP	1	27,952	—
Timothy D. Myers	Bank of Marin SERP	—	—	—

(1)	The accumulated benefit obligation is determined by discounting the expected present value of the retirement payments at normal retirement age using a 6.00% discount rate, which is appropriate under generally accepted accounting principles.

Nonqualified Deferred Compensation for 2014

The Nonqualified Deferred Compensation Plan is intended for a select group of employees of the Company who are in the highest salary band. Employees can defer up to 80% of base salary and up to 100% of bonus compensation into the plan. These are considered irrevocable elections and stay in place for the entire calendar year. The Company does not make any employer contributions to this plan, and employees are always 100% vested in their contributions. Named Executive Officers also make an election for distributions from the plan at termination.

The following table sets for the plan contributions and earnings during 2014 and the aggregate balances at December 31, 2014:

Name	Executive Contributions in Last FY ($)(1)	Registrants Contributions in Last FY ($)	Aggregate Earnings in Last FY($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Russell A. Colombo	64,703	0	41,640	0	1,330,665
Tani Girton	0	0	0	0	0
Peter Pelham	58,947	0	10,730	0	357,335
Elizabeth Reizman	10,000	0	3,379	0	107,437
Timothy D. Myers	0	0	0	0	0

(1)	These amounts reflect a portion of each executive’s 2014 compensation, which is fully disclosed in the Summary Compensation Table of this proxy statement.
(2)	These amounts reflect a portion of each executive’s compensation previously reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Set forth below is a description of the plans and agreements that could result in potential payments to the Named Executive Officers in the case of their termination of employment and/or a change in control.

Change in Control Agreements

Each Named Executive Officer has signed a Change in Control Agreement. The circumstances that would trigger payment(s) or the provision of other benefits, including perquisites and health care benefits under the Change in Control Agreement are: i) a Change in Control (defined in accordance with Section 409A of the Internal Revenue Code) followed by, ii) the occurrence within one year after the Change in Control of a subsequent “Good Reason,” including:

•

Without the executive’s express written consent, an adverse change in executive’s position or title, the assignment to the executive of any duties or responsibilities inconsistent with the executive’s position or removal of the executive from or any failure to re-elect the executive to any of such positions;

•	A reduction of the executive’s base salary;

•	A 20% or greater reduction in non-salary benefits;

•	Failure of the Company to obtain the assumption of the change in control agreement by any successor; or

•	Requirement by the Company that the executive be based anywhere other than within 40 miles of the Company’s current headquarters located in Novato, California.

Stock Options and Restricted Stock Awards

In the event of a change in control, unvested options and restricted stock awards immediately vest.

Supplemental Executive Retirement Plan

A participant whose employment terminates due to a change in control will be vested in 100% of the amount that the Company has accrued to that point to pay their retirement benefit. This accrued benefit will be paid out in a one-time payment.

Other Payments and Benefits

The Company shall pay to executive as severance pay (and without regard to the provisions of any benefit plan) in a lump sum on the fifth day following the date of termination, the average salary of the executive for the last three full years of service multiplied by executive’s Seniority Factor (CEO 2.25 times; EVP 1.50 times; Other Named Executive SVP 1.00 times); the executive’s annual bonus for the previous year; and, the executive’s health premiums under COBRA for 18 months and Dental/Vision premiums under COBRA for 12 months.

Estimated Total Benefits

The table below quantifies the estimated payments and benefits that would be provided to our Named Executive Officers in connection with the termination of his or her employment under the provisions of the Change in Control Agreements.

In all cases, the information assumes that the triggering event occurred on the last day of fiscal year 2014, and the price per share of the Company’s common stock is the closing market price as of that date (which was $52.59).

Named Executive	Value of Salary Component ($)	Value of Bonus Component ($)	Value of Benefits COBRA ($)	Value of Supplemental Retirement Benefit ($)	Incremental Market Value of Accelerated Restricted Stock Awards (1)($)	Incremental Market Value of Accelerated Stock Option Awards (2)($)	Total Estimated Payments and Benefits ($)
Russell A. Colombo	796,091	240,000	24,894	211,026	282,566	748,881	2,303,458
Tani Girton	335,250	35,000	43,875	9,971	168,288	462,792	1,055,176
Peter Pelham	299,074	105,000	29,026	104,856	78,885	285,563	902,404
Elizabeth Reizman	282,325	105,000	27,154	0	58,637	453,325	926,441
Timothy D. Myers	186,297	105,000	34,173	0	44,175	71,522	441,167

(1)	Includes unvested restricted stock awards as of December 31, 2014.
(2)	Includes unvested, in-the-money stock option awards as of December 31, 2014.

Termination

Unvested options and restricted stock awards will be cancelled. Vested options may be exercised within 90 days of termination. Deferred compensation account balances will be distributed six months after separation, following the executive’s distribution elections. A participant who has participated in the SERP for five or more years will receive the portion of his or her supplemental retirement benefit that is vested. The benefit payment will be paid monthly, commencing on the first day of the month following the normal retirement age of 65 and will be distributed subject to the minimum and maximum durations noted above. A participant who has participated in the SERP for less than five years will receive no retirement benefit under this Plan.

Retirement

Unvested options and restricted stock awards will be cancelled. Vested options may be exercised within 90 days of separation. Deferred compensation account balances will be distributed six months after separation, following the executive’s distribution elections. The executive whose employment terminates after the normal retirement age of 65 will receive 100% of his or her supplemental retirement benefit, payable monthly. The annual benefit payment will be equal to 25% of his or her final salary and will be distributed subject to the minimum and maximum durations noted above.

Disability

Unvested options and restricted stock awards will be cancelled. Vested options shall remain exercisable upon the earlier of (a) expiration of the 12-month period commencing with the date of such cessation of employment status or (b) the expiration date of the option term. Deferred compensation account balances will be distributed six months after separation, following executive’s distribution elections. The executive will receive 100% of the supplemental retirement benefit that the Company has accrued to that point. Payments will begin immediately and will be paid monthly for the same duration as the normal retirement benefit was to be paid.

Death

Unvested options and restricted stock awards will be cancelled. Vested options shall remain exercisable upon the earlier of (a) expiration of the 12-month period measured from the date of executive’s death or (b) the expiration date of the option term. Deferred compensation account balances will be distributed six months after executive’s death, following the executive’s distribution elections. Benefits of 1.5 times executive’s salary (at the time of death) will be payable to the beneficiary of record. If the executive is employed by the Company at the time of his or her death, the beneficiary of the executive will be paid the value of the executive’s projected supplemental retirement account balance at the normal retirement age. The balance will be paid to the beneficiary in a one-time payment. The Company has an appropriate amount of life insurance in force on the life of each participant to properly fund for this contingency.

The Committee Sets the Terms and Conditions for Equity Awards

The Committee or the Board, as the case may be, may accelerate (i) the date on which any option award may be exercised or (ii) the date of termination of the restrictions applicable to a restricted stock award, if the Committee or the Board, as appropriate, determines that to do so will be in the best interests of the Company and the participants in the plan.

Employment Contracts

There are no employment contracts between the Company or the Bank and their executive officers except Bank of Marin and Bank of Marin Bancorp have an employment agreement with Russell A. Colombo, their President and Chief Executive Officer. The agreement was for an initial two-year term commencing on December 1, 2008, but renews annually on December 1st of each year unless a party gives written notice to the other within certain time periods. The agreement originally established a base salary of $281,036 and allowed for an increase annually. As of December 31, 2014 the base salary was $378,738. The agreement also provides the potential to earn an annual incentive payment of up to seventy-five percent (75%)(1)of executive’s salary, participation in the Company’s reimbursement policy and participation in the Company’s benefit plans that are available to senior executives and employees generally. The agreement also provides for payment of an automobile allowance of $900 per month, a reimbursement for monthly membership dues for the Marin Country Club, and reimbursement for necessary air travel expenses for Russell A. Colombo’s spouse up to a maximum of $2,000 per year. If the agreement were terminated without cause, Mr. Colombo would receive severance pay equal to one year’s annual base salary in effect at the date of termination, an amount equal to his pro rata bonus earned up to the date of the termination, plus eighteen months’ COBRA payments for health premiums and dental/vision premiums.

(1)	The Compensation Committee has approved the potential to earn an annual incentive payment of up to 100% of executive’s salary.

Employee Stock Ownership Plan and 401(k) Plan

An employee becomes a participant in the 401(k) Plan as of the first day of the quarter following the date on which he/she attains age 18 and has completed 90 days of employment. A participant may elect to defer a portion of his/her salary, not to exceed limitations set by the IRS, into the plan. Distributions from the 401(k) Plan are not permitted before age 59 1/2 except in the event of death, disability, termination of employment or IRS permitted hardships. As determined by the Board of Directors, the Company may make discretionary matching contributions to the 401(k) Plan. In 2014 and 2013 the Company made matching contributions of $548 thousand and $489 thousand, respectively.

An employee becomes a participant in the ESOP as of the first day of the quarter following the date on which he/she attains age 18 and has completed 90 days of employment. A participant will have a nonforfeitable right to 100% of his/her ESOP account balance upon disability or on his/her normal retirement date or completion of at least five years of service, whichever is later. Distributions from the plan are not permitted before age 59 1/2 except in the event of death, disability, termination of employment or IRS permitted diversification. The Company’s contributions of $1,161 thousand in 2014 and $878 thousand in 2013 were used to purchase shares of Company stock for the ESOP.

Incentive Plan Bonus

Bank of Marin has incentive bonus programs for the Bank’s executive officers, and for the non-executive officers and staff pursuant to the Bank of Marin Individual Incentive Plan (discussed elsewhere herein). Contributions by the Bank to both programs are based upon the Bank’s achievement of specified levels of financial performance as determined by the Board of Directors. In 2014 the Bank expensed $1,819,369 for these programs and bonus payments were made in the first quarter of 2015.

SECURITY OWNERSHIP AND REPORTING

Security Ownership of Certain Beneficial Owners and Management

As of December 31, 2014 and based upon filings with the Securities and Exchange Commission, The Banc Funds Co. LLC reported holding 366,469 shares, which represented 6.17% of the Company’s shares then outstanding, and BlackRock Fund Advisors reported holding 399,050 shares, which represented 6.72% of the Company’s shares then outstanding. The foregoing were the only two persons known to the Company to own beneficially more than 5% of the Company’s common stock.

The following table sets forth, as of March 18, 2015, the number of shares of the Company’s common stock which may be deemed to be beneficially owned by (i) each of the current directors, (ii) each executive officer as previously defined, and (iii) all directors and executive officers as a group, and the percentage of the outstanding common stock beneficially owned by such persons.

	Amount and Nature of Beneficial Ownership
Name and Address*	Sole Voting & Investment Power		Shared Voting & Investment Power		Option to acquire within sixty days of March 18, 2015	Total	Percent of Common Stock
Russell A. Colombo	21,558		6,047	(1)	55,573	83,178	1.40%
James C. Hale	688		0		0	688	0.01%
Robert Heller	1,213		5,881	(2)	0	7,094	0.12%
Norma J. Howard	0		15,007	(2)	0	15,007	0.25%
Kevin R. Kennedy	5,090	(3)	3,168	(2)	0	8,258	0.14%
Stuart D. Lum	0		26,077	(2)	0	26,077	0.44%
William H. McDevitt, Jr.	1,918	(4)	3,150	(5)	10,051	15,119	0.25%
Michaela K. Rodeno	0		1,315	(5)	4,020	5,335	0.09%
Joel Sklar, MD	0		55,464	(2)	0	55,464	0.93%
Brian M. Sobel	9,603		0		0	9,603	0.16%
J. Dietrich Stroeh	14,741		0		0	14,741	0.25%
James T. Burke	3,530		142	(1)	3,430	7,102	0.12%
Tani Girton	5,550		1		2,200	7,751	0.13%
Timothy D. Myers	3,225		3,221	(1)	1,110	7,556	0.13%
Peter Pelham	6,104	(6)	8,795	(7)	20,910	35,809	0.60%
Elizabeth Reizman	3,910		17,751	(8)	9,866	31,527	0.53%
All directors and executive officers as a group (16 persons)							5.55%

* The address of all persons listed is 504 Redwood Boulevard, Suite 100, Novato, CA 94947

(1)	Shares held in Employee Stock Ownership Plan.
(2)	Shares held in a trust as to which the beneficial owner is co-trustee with shared voting and investment power.
(3)	Includes 5,040 shares held in Roth IRA and 50 shares in Simple IRA.
(4)	Shares held in IRA.
(5)	Shares held in community property as to which the beneficial owner is co-owner with shared voting and investment power.
(6)	Includes 229 shares held under the California Uniform Gift to Minors Act for which Mr. Pelham is custodian.
(7)	Includes 7,224 shares held in Employee Stock Ownership Plan and 1,571 shares held in the Company’s 401(k) Plan.

(8)	Includes 7,358 held in Employee Stock Ownership Plan, 378 shares held in the Company’s 401(k) Plan, and 10,015 shares held in a trust as to which Ms. Reizman is co-trustee with shared voting and investment power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of the Company’s common stock to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of common stock of the Company. Directors, officers, and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its directors, officers, and 10% shareholders have been met on a timely basis.

PROPOSAL NUMBER 2: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company seeks a non-binding advisory vote from shareholders to approve the compensation of the Named Executive Officers, as described in detail under the Executive Compensation section of this proxy statement.

In 2014, the Company included an advisory vote to approve executive compensation, providing shareholders with an opportunity to communicate their views on the Company’s executive compensation program. The Company’s executive compensation was approved by over 94% of the shares voted. The Committee considered the results of this vote in setting executive compensation for 2015 and concluded that the strong support of the Company’s compensation program clearly indicates that shareholders concur with the Company’s alignment of compensation and performance. At the 2011 Annual Meeting of Shareholders the shareholders held, by majority vote, for a one-year frequency of the non-binding, advisory vote on executive compensation. While the frequency vote was non-binding and there was only a 1% difference between the votes for one and three-year frequencies, the Board of Directors has made the decision to include the advisory vote to approve executive compensation each year.

As discussed in the Compensation Discussion and Analysis, the Company’s Board of Directors and management believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals. The Company believes that this philosophy aligns the interests of executive officers with those of the shareholders by rewarding performance above established goals.

The Company’s compensation programs are designed to attract and retain high quality executive officers that are critical to long- term success. There are four components to the compensation of Named Executive Officers:

•	Base salary, which is established based on market data and adjusted on individual performance and experience.

•	Performance-based incentives, which are based on the overall performance of the Company and on individual goals specific to the executive’s area of responsibility.

•	Equity incentives, which allow the executives to share in the growth and prosperity of the Company.

•	Perquisites and other benefits that management believes are reasonable and consistent with the Company’s overall compensation program and will keep the Company competitive in the marketplace.

This proposal gives you as a shareholder of the Company the opportunity to vote on a non-binding advisory basis the Company’s overall executive compensation of the Named Executive Officers as disclosed in this proxy statement. Accordingly, you may vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).”

The Board of Directors and the Compensation Committee value the opinions of shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND THE ACCOMPANYING COMPENSATION TABLES CONTAINED IN THE PROXY STATEMENT.

PROPOSAL NUMBER 3: INDEPENDENT AUDITOR

Appointment of Independent Auditor

The Audit Committee of the Board of Directors has selected the independent registered public accounting firm of Moss Adams LLP (“Moss Adams”) to perform audit services for the Company and its subsidiary, Bank of Marin, for the year ending December 31, 2015. This selection has been approved by unanimous resolution of the Board of Directors. There are no affiliations between the Company and Moss Adams, its partners, associates or employees other than those which pertain to the engagement of Moss Adams in the previous year as independent auditors for the Company and for certain permitted consulting services. Moss Adams has served as the Company’s independent auditor since 2004.

The audit reports on the financial statements of Bank of Marin Bancorp and subsidiary as of and for the fiscal years ended December 31, 2014, 2013 and 2012 were issued by Moss Adams LLP and did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

The shareholders are hereby asked to ratify the selection of Moss Adams as the Company’s independent auditor. The approval of a majority of the shares represented at the Annual Meeting is required to ratify the selection of Moss Adams LLP. It is anticipated that a representative of the firm will be present at the Annual Meeting and will be available to answer questions.

Independent Auditor Fees

Following are disclosures regarding the fees billed by Moss Adams LLP during 2013 and 2014. The Audit Committee has considered whether the provision of non-audit services by Moss Adams LLP is compatible with maintaining auditor independence.

Fees incurred for professional services provided by Moss Adams for 2014 and 2013:

($ in thousands)	2014	2013
Audit Fees (1)	$265,100	$232,255
Audit-Related Fees	$0	$0
All Other Fees	$0	$0
Tax Fees	$0	$0

Total Fees	$265,100	$232,255

(1)	Audit Fees are the aggregate fees billed for professional services in the fiscal year 2014 and 2013 by Moss Adams LLP for the audit of the annual financial statements, review of the quarterly financial statements and work related to compliance with the Sarbanes-Oxley Act of 2002.

The Audit Committee discussed these fees and services with the independent auditor and Company management, and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, the NASDAQ and the American Institute of Certified Public Accountants.

Pre-Approval of Independent Auditor Fees

It is the policy of the Audit Committee that all engagements for audit, audit-related, tax, and other services provided by the independent auditor be preapproved by the Audit Committee, and cannot commence until such approval has been granted. The preapproval includes a review of the services to be undertaken and the estimated fees that will be incurred. The services performed by Moss Adams for the 2014 audit engagement were pre-approved by the Audit Committee, in accordance with the Committee’s procedures. The services and fees proposed by Moss Adams for the 2015 engagement will be reviewed for pre-approval by the Committee at the April 2015 meeting.

Normally, pre-approval is discussed at regularly scheduled Audit Committee meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chair of the Audit Committee. The Chair must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT AUDITOR.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors oversees the accounting and financial reporting processes of the Company, the audits of the Company’s financial statements, the qualifications of the public accounting firm engaged as the Company’s independent auditor and the performance of the Company’s internal and independent auditors. The Committee’s function is more fully described in the Board approved Audit Committee charter, available on the Company’s investor relations website at www.bankofmarin.com. The charter specifies the scope of the Audit Committee’s responsibilities and the framework within which it carries out those responsibilities. The Audit Committee reviews its charter every year, and proposed changes, if any, are reviewed and approved by the Board.

The Audit Committee consists of four (4) members of the Board of Directors, each of whom is independent under the NASDAQ listing standards, SEC rules and other regulations applicable to audit committees. Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, its discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Company’s Internal Audit department reports directly to the Audit Committee and is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of the Company’s system of internal controls related to the reliability and integrity of its financial information and the safeguarding of its assets. Moss Adams LLP, the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting.

Moss Adams has provided the Audit Committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the audit firm and management that firm’s independence. The Committee regularly meets with Moss Adams representatives in closed session to determine if there are any concerns regarding the Company’s accounting or financial practices.

The Audit Committee meets quarterly with Moss Adams, Bank of Marin management and the Internal Audit Manager to review interim financial results before publication of quarterly earnings results. Discussions cover topics and events that may have a significant financial impact. The Committee also reviews and discusses with management steps taken to identify, monitor and control significant financial risks.

In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing the Company’s independent audit firm. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

The Audit Committee agenda for a given year includes reviewing Bank of Marin’s interim financial results, financial statements, internal controls over financial reporting, and all audit-related activities, including approval of the annual audit schedule, auditor reports and management responses to findings. The Audit Committee reviews and discusses with management and the independent auditor the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In 2014 the Committee approved a series of actions to ensure the Bank will meet the new financial reporting internal controls standards laid out in the recent COSO Internal Control – Integrated Framework (COSO 2013). These actions included an analysis of the Bank’s readiness to comply with COSO 2013, an enterprise risk assessment, extensive internal controls testing and ongoing review of all results. The Committee also approved the engagement and funding for other auditing services from AuditOne LLP, an outsourced internal audit firm.

The Audit Committee is responsible for establishing and monitoring procedures for the receipt, retention and disposition of complaints received by the Bank regarding accounting, financial reporting, internal accounting and financial controls, and auditing concerns (also known as the “Whistleblower” policy and procedures). This responsibility includes ensuring that there is a means for the confidential and anonymous submission by Bank employees of any concerns regarding potentially questionable accounting or auditing matters.

The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2014. The Committee also has reviewed and discussed with Moss Adams its review and report on the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2014 with management and Moss Adams. Management represented to the Audit Committee that the Company’s audited financial statements were prepared in accordance with U.S. generally accepted accounting principles, and Moss Adams represented that its presentations to the Audit Committee included the matters required to be discussed with the independent registered public accounting firm by applicable PCAOB rules regarding “Communication with Audit Committees.” This review included a discussion with management of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting estimates.

In reliance on these reviews and discussions, and the reports of Moss Adams, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Submitted by the Audit Committee of the Board of Directors:

James C. Hale, Chair

Stuart D. Lum

Joel Sklar, MD

J. Dietrich Stroeh

OTHER MATTERS

If any other matters come before the meeting, not referred to in the enclosed proxy, including matters incident to the conduct of the meeting, the proxy holders will vote the shares represented by the proxies in accordance with their best judgment. Management is not aware of any other business to come before the meeting, and as of the date of the preparation of this proxy statement, no shareholder has submitted to management any proposal to be acted upon at the meeting.

Shareholder Proposals

If a shareholder intends to present any proposal for consideration at the 2016 Annual Meeting of Shareholders and wishes for that proposal to be included in the proxy and proxy statement to be prepared by the Company, the proposal must be received by the Company at its corporate office not later than December 14, 2015.

Shareholder Communication

Any shareholder may communicate directly to Board members, or to any individual Board member, by sending correspondence or communication addressed to the particular member or members in care of Bank of Marin Bancorp, Attn: Corporate Secretary, 504 Redwood Blvd., Suite 100, Novato, CA 94947.

Form 10-K

THE COMPANY’S ANNUAL REPORT FOR 2014 ON FORM 10-K, WHICH IS REQUIRED TO BE FILED WITH THE SEC, IS AVAILABLE TO ANY SHAREHOLDER WITHOUT CHARGE. THE REPORT MAY BE OBTAINED BY WRITTEN REQUEST TO CORPORATE SECRETARY, BANK OF MARIN BANCORP, 504 REDWOOD BLVD., SUITE 100, NOVATO, CA 94947. It is available in the Investor Relations section of the Company’s website at www.bankofmarin.com. The Company’s Annual Report serves as the BANK’S annual disclosure statement under Part 350 of FDIC rules.

By order of the Board of Directors

Nancy Rinaldi Boatright

Secretary

April 10, 2015

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Time, on May 14, 2015.

Vote by Internet
• Go to www.investorvote.com/BMRC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold	+
01 - Russell A. Colombo	☐	☐	02 - James C. Hale, III	☐	☐	03 - Robert Heller	☐	☐
04 - Norma J. Howard	☐	☐	05 - Kevin R. Kennedy	☐	☐	06 - Stuart D. Lum	☐	☐
07 - William H. McDevitt, Jr.	☐	☐	08 - Michaela K. Rodeno	☐	☐	09 - Joel Sklar, MD	☐	☐
10 - Brian M. Sobel	☐	☐	11 - J. Dietrich Stroeh	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. TO APPROVE, BY NON-BINDING VOTE, EXECUTIVE COMPENSATION	☐	☐	☐	3. RATIFICATION OF THE BOARD OF DIRECTORS’ SELECTION OF INDEPENDENT AUDITORS	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Bank of Marin Bancorp

ANNUAL MEETING OF SHAREHOLDERS OF BANK OF MARIN BANCORP

TO BE HELD ON THURSDAY, MAY 14, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Robert Heller, Joel Sklar, M.D., and Brian M. Sobel as Proxies of the undersigned, with full power of substitution, and hereby authorizes any of them to represent and to vote, as designated below, all of the shares of the Common Stock of Bank of Marin Bancorp held of record by the undersigned on March 18, 2015, at the Annual Meeting of Shareholders of Bank of Marin Bancorp to be held on May 14, 2015, or at any adjournment thereof.

This proxy will be voted as directed, or, if no direction is indicated, it will be voted “FOR” all of the nominees for directors and “FOR” proposals 2 and 3. In the event of cumulative voting, the proxy holders are authorized to allocate the votes among the nominees listed above in their discretion. The proxy holders are authorized to vote upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote FOR all of the nominees in Proposal 1 and FOR proposals 2 and 3.

Notice to Participants in the Bank of Marin ESOP and 401(k) plans: If you participate in the Bank of Marin 401(k) Plan, please be advised that each Participant will be entitled to vote those shares allocated to his or her Account. This proxy, when properly executed, will be voted as specified therein. If this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares allocated to a participant’s account will be voted in the same proportion as those shares for which instructions are received. In the event of cumulative voting, the Proxies are authorized to allocate the votes among the nominees listed above in their discretion. The Proxies are authorized to vote upon such other matters as may properly come before the meeting. If you participate in the Bank of Marin Employee Stock Ownership Plan, please be advised that each Participant will be entitled to vote those shares allocated to his or her Account. This proxy, when properly executed, will be voted as specified therein. For all allocated shares, if this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares allocated to a participant’s account will be voted in the same proportion as those shares for which instructions are received. Unallocated shares will be voted by the trustee as directed by the Company to the extent permitted by ERISA. In the event of cumulative voting, the Proxies are authorized to allocate the votes among the nominees listed above in their discretion. The Proxies are authorized to vote upon such other matters as may properly come before the meeting. The deadline to provide voting instructions for shares held in the foregoing plans is Thursday, May 7, 2015, at 1:00 a.m. PDT.

Bank of Marin Bancorp

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.	ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold	+
	01 - Russell A. Colombo	☐	☐	02 - James C. Hale, III	☐	☐	03 - Robert Heller	☐	☐
	04 - Norma J. Howard	☐	☐	05 - Kevin R. Kennedy	☐	☐	06 - Stuart D. Lum	☐	☐
	07 - William H. McDevitt, Jr.	☐	☐	08 - Michaela K. Rodeno	☐	☐	09 - Joel Sklar, MD	☐	☐
	10 - Brian M. Sobel	☐	☐	11 - J. Dietrich Stroeh	☐	☐

		For	Against	Abstain		For	Against	Abstain
2.	TO APPROVE, BY NON-BINDING VOTE, EXECUTIVE COMPENSATION	☐	☐	☐	3. RATIFICATION OF THE BOARD OF DIRECTORS’ SELECTION OF INDEPENDENT AUDITORS	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	1 U P X 2 3 1 8 1 3 2	+

020P6C

  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Bank of Marin Bancorp

ANNUAL MEETING OF SHAREHOLDERS OF BANK OF MARIN BANCORP

TO BE HELD ON THURSDAY, MAY 14, 2015

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints each of Robert Heller, Joel Sklar, M.D., and Brian M. Sobel as Proxies of the undersigned, with full power of substitution, and hereby authorizes any of them to represent and to vote, as designated below, all of the shares of the Common Stock of Bank of Marin Bancorp held of record by the undersigned on March 18, 2015, at the Annual Meeting of Shareholders of Bank of Marin Bancorp to be held on May 14, 2015, or at any adjournment thereof.

This proxy will be voted as directed, or, if no direction is indicated, it will be voted “FOR” all of the nominees for directors and “FOR” proposals 2 and 3. In the event of cumulative voting, the proxy holders are authorized to allocate the votes among the nominees listed above in their discretion. The proxy holders are authorized to vote upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote FOR all of the nominees in Proposal 1 and FOR proposals 2 and 3.